Exhibit 99.1
Q1 2010 Conference Call Script
April 28, 2010 1:00 p.m.
Dan Greenfield:
Thank you. Good afternoon and welcome to the Allegheny Technologies earnings conference call for the first quarter 2010. This conference call is being broadcast on our website at www.ATImetals.com. Members of the media have been invited to listen to this call.
Participating in the call today are Pat Hassey, Chairman, President, and Chief Executive Officer and Rich Harshman, Executive Vice President, Finance and Chief Financial Officer.
All references to net income and earnings in this conference call mean net income and earnings “attributable to ATI”.
After some initial comments, we will ask for questions. During the question and answer session, please limit yourself to two questions to be considerate of others on the line.
Please note that all forward-looking statements this afternoon are subject to various assumptions and caveats as noted in the earnings release. Actual results may differ materially.
Here is Pat Hassey.

Pat Hassey:
Thanks, Dan. And, thanks to everyone for joining today’s call.
Let’s start by discussing our first quarter performance and some positive implications for our business going forward:
•	Sales were up 10% over last quarter to approximately $900 million.

•	Apples to apples, earnings were up from last quarter’s $0.10 per share, excluding $0.26 of positive LIFO, to $0.24 per share without the health care legislation charge – or 140%.

•	Shipments of most of our products increased – the one exception being exotic alloys – in many cases by double-digits compared to the fourth quarter 2009.

•	More importantly, overall order receipts were up significantly causing lead times to extend by an additional 2 to 8 weeks for high performance metals – again, exotic alloys being the exception.

•	Asset utilization rates increased throughout the first quarter, with the highest utilization being in March.
These are all signs that we are recovering from the global contraction that impacted our business in 2009.

In our business, recovery begins with volume, which improves capacity utilization. We are seeing continued positive signs of recovery and improving volume. Second quarter production schedules are basically booked full at our current utilization rates, lead times are extending, and scrap is in short supply.
Based on these continued market conditions, we believe there may be opportunities for improving base prices in the second half of 2010 as the business cycle continues to recover.
Raw materials surcharges for second quarter shipments will be higher due to rising raw materials costs. However, in our Flat-Rolled Products segment, base prices for many products, particularly stainless sheet and plate, remain low because of these rapidly rising raw materials surcharges. The customer’s total transaction price is up, but the base, or conversion price, is still very low. We believe we could see some moderation of raw material prices, coupled with increasing base prices, in the second half 2010.
These are all signs that a true business cycle recovery is underway. With steady quarter-on-quarter improvement, we continue to see 2010 as the transition year to the resumption of secular growth in our key markets.

One more point – our direct international sales increased to approximately 34% of sales in the first quarter 2010. Today, ATI is more globally focused than ever before. A particularly important note, our Flat-Rolled Products segment achieved a record 35% of direct international sales in the first quarter 2010.
•	Our international business is recovering. An example: first quarter 2010 order entry from Asia is more than 3-times the order level of the first quarter 2009.

•	Our overall order book increased throughout the first quarter 2010 and continues to grow in the second quarter.
Of note, and comment, is ATI’s total first quarter 2010 titanium mill product shipments – this includes our High Performance Metals, plus Flat-Rolled Products, plus Uniti joint venture conversion. ATI’s total titanium mill products shipments for the first three months 2010 were 9.2 million pounds. We now believe we will ship over 40 million pounds of titanium products in 2010. Stay tuned for more as we go forward.
Moving to our segments – all figures are comparisons of first quarter 2010 to the fourth quarter 2009, since this is the most current indication of cyclical recovery:

In our High Performance Metals segment:
o	Shipments of our titanium-based alloys increased 17%.

o	Shipments of our nickel-based alloys and superalloys and specialty alloys increased 7%. This increase follows a 21% improvement in the fourth quarter 2009 from the third quarter 2009.

o	The jet engine supply chain has begun to recover, as demand continues to build. After reducing inventories in 2009, the supply chain is becoming more in line with current aircraft build rates and increasing aftermarket demand.

o	In addition, the jet engine supply chain appears to be more confident that the aircraft build rates are secure, and may increase going forward. Inquiry rates and orders for our premium-titanium alloys, nickel-based alloys and superalloys and specialty alloys point to sustained improvement. Prices for many of our products are now beginning to increase as lead times are extending; this should benefit second half 2010 shipments.

o	We are also seeing increasing activity for these products from the oil & gas and medical markets.

o	Shipments of our exotic alloys in the first quarter decreased substantially due to delayed, but not cancelled, projects in the defense and chemical processing industries during 2009.

o	We entered 2009 with a strong backlog of orders for our exotic alloys. After the global financial issues hit, the backlog was worked down over the last year. This is a business that historically lags the economy by about 6 months, both up and down. Order inquiries for exotic alloys are just now beginning to increase, so we do expect shipments to gradually improve in the second half 2010.

o	Operating profit in our High Performance Metals segment was approximately 22% of sales, excluding the idle facilities and new sponge facility start-up costs of nearly $10 million in the first quarter. This is not where we want it to be.

o	So where are we :
▪	First, our titanium and nickel-based alloys business did quite well in market share and volume improvements.

▪	On the other hand, our exotic alloys business did not perform anywhere near 2009 levels because of delayed projects and programs.

▪	Operating profit in our High Performance Metals segment was negatively impacted by $9.9 million of start-up and idle-facility costs,

mostly associated with our Rowley, UT and Albany, OR titanium sponge facilities.

▪	Lastly, in the High Performance Metals segment, in our pricing mechanisms, we adjust raw material surcharge indices at the end of each quarter, not during the quarter. So we expect to benefit from higher raw material indices in the second quarter.
Now, moving to our Flat-Rolled Products segment:
•	First quarter shipments of our high-value flat-rolled products increased 12% compared to the fourth quarter 2009. Some highlights:
▪	Shipments of our engineered and Precision Rolled Strip® products improved 15%. Demand is recovering from the global automotive market. In the construction market, orders reached near historic highs for high-efficiency gas furnaces. Demand from the aerospace and electronics markets continues to improve. In addition, we are just beginning to realize the initial growth from our STAL expansion in China.

▪	Shipments of our grain-oriented electrical steel products to the global electrical energy market increased 4%.

▪	Shipments of our flat-rolled nickel-alloys and specialty stainless alloys increased 34% due to increased activity, with some restocking, in the oil and gas, electrical energy, and aerospace distribution markets.

▪	First quarter shipments of our flat-rolled titanium products, including Uniti conversion, improved to 3.1 million lbs.
•	First quarter 2010 shipments of our standard stainless sheet and plate products increased 22% compared to the fourth quarter 2009 and increased 54% compared to the first quarter 2009 to nearly 157 million pounds, or about 78,000 tons. 78,000 tons annualized puts us within the 300,000 to 350,000 tons we need to effectively pace our operations. We saw steady improvements in efficiency from volume each month in the first quarter.

•	Giving us more confidence in the market:
▪	Industry data reflects that service center inventories remain at 2.5 months, which is historically low.

▪	Meanwhile, average base prices are still low while surcharges are rising. The benchmark 304 stainless surcharge will be $1.10 in May, and is expected to rise to approximately $1.25 in June based upon current monthly average raw materials prices.
Our Engineered Products segment was profitable in the first quarter 2010 as we continue to see improving conditions for many of our products, particularly in the oil & gas market, due to increasing demand for our tungsten drilling products.

Today, I will focus on two of our key markets: (1) aerospace and defense, and (2) oil and gas. We believe these markets are showing not only signs of recovery, but we are seeing early signs of secular growth.
In the aerospace market, sentiment changed dramatically in late February and March:
•	Boeing and Airbus both announced that they are not cutting current aircraft production schedules, but instead they plan to increase production in 2010 and 2011. Refer to our last conference call a quarter ago.
o	Airbus plans to increase production of their single-aisle 320 series later this year.

o	Boeing plans to increase production of their 777 and their newly upgraded 747-8 aircraft during the next 2 years.
•	In addition, Boeing continues to report that flight tests of their new 787 Dreamliner and upgraded 747-8 are going well. First deliveries are expected by the end of 2010.

•	Last week, Boeing said they plan to make an announcement during the second quarter 2010 regarding a possible increase to their 737 single-aisle production rate.

•	And, by the end of this year, both commercial airframe makers plan to decide either on a new single aisle or an updated and re-engine of their single aisle aircraft.

We like the way ATI is positioned to benefit from these aircraft production rate increases of both the legacy and the new airplane programs. We also are very well positioned to benefit from the next-generation airframe and jet engine programs.
•	First, both engines and airframes are big parts of our business, and we have strategic relationships with most of the key players. We have continued to improve this strategic position with new and expanded long-term agreements, and with innovative new products.

•	We have new and unsurpassed manufacturing capabilities, which, when coupled with our innovative new products, enable us to grow faster, as well as larger, in this growing Aerospace and Defense Market Sector.

•	We like the secular trends, particularly:
o	The trend to new lightweight aircraft powered by innovative new jet engines.

o	We like the trend to near-net-shapes, which helps our customers improve their buy-to-fly ratio, improve their parts-making productivity, and reduce their cost of making parts. Near-net-shapes also provide ATI the opportunity to do more value-added processing to both our flat-rolled-products and long products. For example, for certain titanium alloy long-product near-net shapes, we start by melting raw materials into an ingot, forging a billet, hot-rolling a bar, then hot-rolling a shape. We sell ingots, we sell billets, we sell bars, and we sell further value-added near-net shapes. In the mill products business, near-net shapes begin with melting raw materials into an ingot, for long products, or a slab for flat-rolled products. We like this trend.

o	The international aerospace market continues to grow. Going out further in the decade, COMAC, Bombardier, and Mitsubishi have announced plans to introduce new aircraft that use the future-generation jet engines that are under development, such as GE’s LeapX and Pratt & Whitney’s Geared Turbo Fan.

o	Also, ATI will continue to benefit from the new designs in future airframes, or from modifications and redesigns in existing airframes, that use our specialty alloys, as well as from the re-engine of legacy aircraft. Our specialty metals are being put on the front of the wagon, while others’ materials are rolling off the back.

o	Lastly, the need to armor and lighten land-based military vehicles opens new doors and designs for our latest alloys and products to protect our servicemen and women.

Turning to the oil and gas market:
The world continues to use, and need, more energy as developing and advanced nations grow their per-capita GDP and their citizens move to modern conveniences and life-improvement. According to a respected industry source, to meet growing global demand, “We need to find and get into production one new Saudi Arabia every three years”.
Oil and gas exploration has moved to extremely demanding locations, such as deep water offshore, and to unconventional sources, such as shale gas and LNG deep in the earth. These environments require the strong and highly corrosion resistant alloys that we make.
Here are some facts that indicate ATI’s first quarter 2010 penetration and performance in the oil and gas market:
•	Sales to this market increased by nearly 50% compared to a year ago and increased by approximately 25% compared to the fourth quarter 2009.

•	Nearly 50% of our first quarter sales to the oil and gas market were direct international sales; it is a global market for us.
We not only like the growth in rig count, we like the faster-than-trend-growth in wells associated with shale gas and high-pressure, high-temperature exploration and production. Offshore projects continue to be engineered around the globe, and ATI is well positioned to benefit. We are:
•	Improving our position with our existing key customers;

•	Adding new customers;

•	Becoming more global; and

•	Seeing good growth in our innovative new products, such as:
o	Our family of superduplex and lean duplex stainless alloys for umbilical subsea applications and top-side applications; and

o	Our Datalloy 2® non-magnetic specialty alloy for drill strings for horizontal drilling, particularly for shale gas.
We expect our shipments to the oil and gas market to continue to improve and grow throughout 2010.
Finally, a quick update on our remaining strategic capital projects:
o	We are pleased with the start-up process at our Rowley, UT premium-titanium sponge facility. We are operating more reduction furnaces and developing standard processes. This is a very big project, so we plan to ramp production throughout 2010 in a systematic manner.

o	The melt shop consolidation at our Brackenridge, Pennsylvania specialty melt shop is progressing on schedule. We reduce a footprint, and we expect considerable cost savings and production efficiencies from this project when it is fully operational later this year. We expect to benefit by up to $30 million of annualized cost reductions associated with this project...again, beginning in the second half 2010.

o	We are now in the critical final vendor selection process for our Brackenridge, Pennsylvania advanced hot-rolling and processing facility. All permits are in hand, and the site preparation work is nearly completed.

o	Overall, we expect 2010 capital investments to be approximately $375 million.

Before we open the call for questions, a final comment:
Our first quarter performance, as well as execution, as well as an improving rate of order entry for most of our products, re-enforces our view that 2010 will be a year of steady quarter-on-quarter improvement.
We continue to believe 2010 is the transition year from 2009’s global contraction to the resumption of the secular growth trends previously achieved in our key global markets.
We expect to recover and grow faster than our core global markets because we have improved our market position as demonstrated by:
•	Improving volume and forward load;

•	New customers and expanded LTAs;

•	Innovative new products;

•	New and technically advanced manufacturing capabilities; and

•	Finally, a global focus combined with ATI's solid reputation and international customer base in key growth markets, which allows us to grow rapidly.
Operator, we will now open the call for any questions.
Q&A Portion of the Conference Call

Dan Greenfield:
Thank you, Pat. Thanks to all of the listeners for joining us today. That concludes our conference call.